                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

                              FINE.COM CORPORATION
               ---------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
               ---------------------------------------------------
                         (Title of Class of Securities)

                                   317823 10 2
               ---------------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 317823 10 2              SCHEDULE 13G                PAGE 2 OF 4 PAGES



  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Voluntary)
             HERBERT L. FINE
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. CITIZEN
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                       211,109(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                        -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                      211,109(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                  -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             211,109(1)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             8.9%(2)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
             IN
          ---------------------------------------------------------------------

------------------
(1) OF THE 211,109 SHARES BENEFICIALLY OWNED BY REPORTING PERSON, 15,834 SHARES ARE SUBJECT TO AN OPTION, EXERCISABLE AT ANY TIME BETWEEN JANUARY 1, 1999 AND JANUARY 1, 2007 AT A NOMINAL PRICE, GRANTED IN FEBRUARY 1997 BY REPORTING PERSON TO PRINCIPALS OF COUNSEL TO ISSUER IN CONSIDERATION OF PRIOR LEGAL SERVICES RENDERED FOR REPORTING PERSON'S BENEFIT.

(2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13D-3; BASED ON 2,380,065 SHARES OF COMMON STOCK OUTSTANDING AS OF CLOSE OF BUSINESS ON NOVEMBER 30, 1997 (AS REFLECTED IN ISSUER'S FORM 10-QSB FOR THE QUARTER ENDED OCTOBER 31, 1997).


#See Instructions.
----------------------

CUSIP NO. 317823 10 2             Schedule 13G                 Page 3 of 4 Pages


ITEM 1.    (a)  Issuer............................................ FINE.COM CORPORATION

           (b)  Principal Executive Offices....................... 1525 FOURTH AVENUE, 8TH FLOOR
                                                                   SEATTLE, WASHINGTON  98101-2915

ITEM 2.    (a)  Person Filing..................................... HERBERT L. FINE

           (b)  Principal Business Office/Residence............... C/O FINE.COM CORPORATION
                                                                   1525 FOURTH AVENUE, 8TH FLOOR
                                                                   SEATTLE, WASHINGTON  98101-2915

           (c)  Citizenship....................................... US CITIZEN

           (d)  Title of Class of Securities...................... COMMON STOCK

           (e)  CUSIP Number...................................... 317823 10 2

ITEM 3.    Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) By:

           (a) [ ]  Broker or Dealer registered under Act Section 15
           (b) [ ]  Bank as defined in Act Section 3(a)(6)
           (c) [ ]  Insurance Company as defined in Act Section 3(a)(19)
           (d) [ ]  Investment Company registered under Section 8, Investment
                    Company Act
           (e) [ ]  Investment Adviser registered under Section 203, Investment
                    Advisers Act
           (f) [ ] Employee Benefit Plan, Pension Fund subject to the provisions of the Employee Retirement Income Security Act of
                    1974, or Endowment Fund
           (g) [ ]  Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G)
           (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.    Ownership of More than Five Percent of Class:
           (a)  Amount beneficially owned........................... 211,109(1)
           (b)  Percentage of class................................. 8.9%(2)
           (c)  Number of shares as to which such person has:
                (i)   sole power to vote or direct the vote......... 211,109(1)
                (ii)  shared power to vote or to direct the vote.... -0-
                (iii) sole power to dispose of or direct
                      disposition................................... 211,109(1)
                (iv)  shared power to dispose of or direct
                      disposition................................... -0-

           (1)  OF THE 211,109 SHARES BENEFICIALLY OWNED BY REPORTING PERSON,
                15,834 SHARES ARE SUBJECT TO AN OPTION, EXERCISABLE AT ANY TIME
                BETWEEN JANUARY 1, 1999 AND JANUARY 1, 2007 AT A NOMINAL PRICE,
                GRANTED IN FEBRUARY 1997 BY REPORTING PERSON TO PRINCIPALS OF
                COUNSEL TO ISSUER IN CONSIDERATION OF PRIOR LEGAL SERVICES
                RENDERED FOR REPORTING PERSON'S BENEFIT.

           (2)  CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13D-3; BASED ON
                2,380,065 SHARES OF COMMON STOCK OUTSTANDING AS OF CLOSE OF
                BUSINESS ON NOVEMBER 30, 1997 (AS REFLECTED IN ISSUER'S FORM
                10-QSB FOR THE QUARTER ENDED OCTOBER 31, 1997).



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CUSIP NO. 317823 10 2             Schedule 13G                 Page 4 of 4 Pages


ITEM 5.    Ownership of Five Percent or Less of Class............. [NOT APPLICABLE]

ITEM 6.    Ownership of More than Five Percent of Class on
           Behalf of Another...................................... [NOT APPLICABLE]

ITEM 7.    Identification and Classification of Subsidiary Which
           Acquired Security Being Reported on By Parent Holding
           Company filing under Rule 13d-1(b)(ii)(G).............. [NOT APPLICABLE]

ITEM 8.    Identification and Classification of Members of Group
           Filing under Rule 13d-1(b)(ii)(H)...................... [NOT APPLICABLE]

ITEM 9.    Notice of Dissolution of Group......................... [NOT APPLICABLE]

ITEM 10.   Certification Pursuant to Rule 13d-1(b)................ [NOT APPLICABLE]



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                FEBRUARY 10, 1998
                                  ---------------------------------------------
                                                      Date

                               X               /S/ HERBERT L. FINE
                                  ---------------------------------------------
                                                   Signature

                                                  HERBERT L. FINE
                                  ---------------------------------------------
                                                   Name/Title